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                                                                  EXHIBIT (e)(4)
                              MANAGEMENT AGREEMENT
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     This Management Agreement (the "Agreement"), is made as of the ___ day of
June, 2001, by and between Katy Industries, Inc., a Delaware corporation (the "Company"), and KOHLBERG & CO., L.L.C., a Delaware limited liability company ("KoCo").

     WHEREAS, the Company desires that KoCo provide certain ongoing management and advisory services to the Company, its subsidiaries and any other subsidiary which the Company may acquire subsequent to the date hereof (collectively, the "Companies"), and KoCo is willing to provide such services subject to the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1. Services. During the term of this Agreement, KoCo shall provide such
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advisory and management services to the Companies as the Board of Directors of the Company shall reasonably request which shall include assistance in (a) developing and implementing corporate and business strategy and planning (including plans to improve operating, marketing and financial performance, budgeting of future corporate investments, identifying, analyzing and structuring strategic acquisitions and dispositions, and reorganizational programs); (b) arranging debt and equity financings and refinancings; and (c) establishing, maintaining and evaluating banking, legal and other business relationships. Such services shall be performed at KoCo's offices in New York or California.

SECTION 2. Compensation. In consideration of the services provided in accordance
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with Section 1 above, the Company shall pay to KoCo an annual management fee equal to $500,000 (the "Management Fee"). The Management Fee shall accrue from
[ ], 2001 and shall be payable quarterly in advance on each January 1, April 1, July 1 and October 1. KoCo shall cause the directors on the Company's Board of Directors who are designated by KKTY Holding Company, L.L.C. ("KKTY") to waive all compensation payable to them by the Company in their capacity as directors of the Company in any form (including, but not limited to, directors' fees, stock options, restricted stock, other equity compensation and any other compensation, including, but not limited to, health and welfare benefits) to which such directors would otherwise be entitled during the term of this Agreement, provided that, for the avoidance of doubt, C. Michael Jacobi shall not be considered a director designated by KKTY and shall not be subject to the foregoing
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waiver. On termination of this Agreement, any Management Fees paid by the
Company for a period that includes the date of termination shall be pro rated, and KoCo shall promptly reimburse the Company for any installment of Management Fees or portion thereof relating to a period or portion thereof after the date of termination.

SECTION 3. Reimbursement. KoCo and its affiliates shall be entitled to
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reimbursement of all reasonable out-of-pocket expenses (including travel expenses) incurred in the course of the performance of this Agreement (other than salary expenses and associated overhead charges). KoCo shall submit monthly expense statements, and promptly provide such further documentation of expenses as the Company shall request. The Company shall reimburse KoCo for its expenses under this Section within thirty days of receiving such a statement.

SECTION 4. No Liability. (a) None of KoCo, any of its affiliates or any of their
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respective principals, officers, directors, stockholders, agents or employees
(each, an "Indemnified Party") shall have any liability to the Companies for any services provided pursuant to this Agreement, except as may result from such Indemnified Party's gross negligence or willful misconduct.

          (b) The Company hereby agrees to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Indemnified Party in any action or proceeding between the Companies and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of or otherwise in respect of this Agreement.

SECTION 5. Independent Contractor Status. KoCo shall perform services hereunder
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as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither KoCo nor any of its employees or agents shall, by virtue of this Agreement or the arrangements hereunder, be employees or agents of any of the Companies nor shall any of them have authority to contract in the name of any of the Companies, except (a) to the extent that any KoCo employee or agent is acting in his or her capacity as a director of the Company, or (b) as expressly agreed to in writing by any of the Companies. Any duties of KoCo arising out of its engagement to perform services hereunder shall be owed solely to the Companies.

SECTION 6. Notices. Any notice or other communication required or permitted
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hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (provided the sender receives a transmission receipt) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when
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so delivered personally or sent by facsimile transmission or, if mailed, five
(5) days after the date of deposit in the United States mails, as follows:

          (a) if to KoCo, to:

              Kohlberg & Co., L.L.C.
              111 Radio Circle
              Mt. Kisco, New York 10549
              Attention: Christopher Lacovara
              Telephone: (914) 241-7430
              Facsimile: (914) 241-7476

              with a copy to (which shall not constitute notice):

              Hunton & Williams
              200 Park Avenue
              New York, New York 10166
              Attention: Raul Grable, Esq.
              Telephone: (212) 309-1015
              Facsimile: (212) 309-1100

          (b) if to the Company:

              Katy Industries, Inc.
              6300 S. Syracuse Way, Suite 300
              Englewood, Colorado 80111
              Attention: Chief Executive Officer
              Telephone: (303) 290-9300
              Facsimile: (303) 290-9344

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

SECTION 7. Counterparts. This Agreement may be executed in counterparts, each of
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which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

SECTION 8. Assignment; Third Party Beneficiaries. Neither this Agreement nor any
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of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other
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party. This Agreement shall not confer any rights or remedies upon any person other than the parties and, in respect of the limitations of liability and rights to indemnification in Section 4 hereof, the Indemnified Parties.

SECTION 9. Entire Agreement. This Agreement constitutes the entire agreement,
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and supersedes any other prior agreements and understandings, both written and oral, between the parties or their affiliates with respect to the subject matter hereof.

SECTION 10. Headings. Headings in this Agreement are for the convenience of the
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parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 11. Amendments; Waivers. No amendment, modification, supplement or
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discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party or Indemnified Party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnified Party granting such waiver in any other respect or at any other time.

SECTION 12. Governing Law. All questions concerning the construction, validity
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and interpretation of this Agreement will be governed by and construed in accordance with the internal law of the State of New York without giving effect to its principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of another jurisdiction's law.

SECTION 13. Termination. This Agreement may be terminated by KoCo at any time by
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written notice to the Company. In addition, this Agreement will terminate automatically as of the earlier of (i) the fifth anniversary of this Agreement and (ii) the end of the fiscal year in which the directors on the Company's Board of Directors who are designated by KKTY no longer constitute a simple majority of the directors of such Board. The provisions of Section 4 shall survive any termination of this Agreement.

[Signatures on Following Page]
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.



                                                  KATY INDUSTRIES, INC.


                                                  By:
                                                     ---------------------------
                                                     Name:
                                                     Title:



                                                  KOHLBERG & CO., L.L.C.


                                                  By:
                                                     ---------------------------
                                                     Name:  Christopher Lacovara
                                                     Title: Principal